Exhibit 99.1

For Immediate Release	Contact: Scott Wallace
President
Friday, March 28, 2014	Telephone: (949) 661-6304

ROYAL HAWAIIAN ORCHARDS, L.P.

REPORTS 2013 OPERATING RESULTS

Hilo, Hawaii — Royal Hawaiian Orchards, L.P. (OTCQX: NNUTU) today reported a net loss of $3.7 million, or ($0.49) per Class A Unit for the year ended 2013 on revenues of $13.9 million as compared to a net loss of $499,000, or ($0.07) per Class A Unit on revenues of $20.1 million for the year ended 2012.  The loss in 2013 was attributable to: 1) the poor crop, which was the second lowest harvest in the past 20 years, resulting in a 21% decrease, or 5.8 million fewer wet-in-shell (“WIS”) pounds than in 2012;  2) reduction of sales of WIS pounds sold by the Partnership in order to build inventory for branded product sales in 2014; and 3) the increase in selling, general and administrative costs of our branded product segment as we seek to invest in that segment and grow revenues.

In 2013, the Partnership produced 21.7 million WIS pounds compared to 27.5 million WIS pounds in 2012.  The lower 2013 production resulted from inadequate rainfall in Ka´u during key nut development stages; the impact of the Macadamia Felted Coccid, which has reduced our 2013 WIS production by an estimated 500,000 pounds, as compared to 2012; and the acceleration of our 2012 fourth quarter harvest, which contributed to lower harvest levels in 2013.  The lower 2013 production resulted in a WIS cost per pound of $0.61compared to $0.53 in 2012.

Macadamia nut sales were $9.9 million in 2013 compared to sales of $18.0 million in 2012.  The decrease in sales was due to lower production and the Partnership retaining 6.1 million WIS pounds for the expansion of its Royal Hawaiian Orchards® macadamia snack products.  This retail expansion will require that the Partnership hold macadamias as kernel in inventory to support year round sales.  The effect of holding inventory previously sold as WIS is a reduction in macadamia nut sales and an increase in inventory.  The inventory will not generate revenues until the branded products are sold, which could be three to nine months after the Partnership would typically have generated revenues selling WIS nuts.  In 2014, approximately 13.0 million WIS pounds will be retained and used by the Partnership for the manufacturing of its macadamia snack products.  2013 branded product sales increased to $2.1 million as compared to $91,000 in 2012, which are reported net of trade discounts and new product distribution expenses.  The Partnership estimates that Royal Hawaiian Orchards® products are now distributed in 3,000 retail stores in the continental U.S. and Hawaii and expects to be in 10,000 stores by the end of 2014. The Partnership expects a year-to-year reduction in sales until kernel held in inventory is sold and branded sales meet or exceed current macadamia nut sales, the timing of which is unknown.  For this reason, the Partnership believes its results going forward will not be comparable to prior years.

In order to fully implement its branded products strategy, in February 2014, the Partnership completed its subscription rights offering and raised proceeds of $8.9 million, after deducting expenses, which will be used over the next two years to build raw materials and finished goods inventories; extend the revenue cycle of harvested macadamias and extend credit to our customers; to repay indebtedness incurred to fund working capital needs; to fund promotional allowances, including slotting fees charged by food retailers in order to have our product placed on their shelves; and for general partnership purposes.

As the Partnership expands its sales in its branded segment, it intends to convert more macadamia nuts previously sold as WIS into inventory and, it will incur additional new product distribution costs.  While this inventory build and investment in retail shelf space will negatively impact near term financial performance, the Partnership believes that the benefits it will enjoy from its branded business will more than offset these short term costs.

For the fourth quarter 2013, the Partnership incurred a net loss of $674,000 on revenues of $6.9 million compared to a net income of $10,000 on revenues of $9.6 million for the fourth quarter 2012.  The net loss in the fourth quarter 2013 was mainly attributable to 17.8% or 2.4 million fewer WIS pounds produced in the fourth quarter 2013 and the higher cost per WIS pound, compared to the same period in 2012.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include, among others, statements regarding the potential market for our Royal Hawaiian Orchards® products, expansion and future sales of our branded segment, the benefits of investing in the branded product segment, use of nut-in-shell inventories, use of net proceeds from the rights offering and nut forecasts, which statements are based on certain assumptions and forecasts.  The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

The Partnership is one of the leading growers and processors of macadamia nuts in the world, processing and marketing macadamia nuts in-shell, in bulk kernel form and as better for you snack products marketed under the Royal Hawaiian Orchards® brand name.

Royal Hawaiian Orchards, L.P.

Consolidated Statements of Comprehensive Income (Loss) (unaudited)

(in thousands, except per unit data)

	Three months		Full year
	ended December 31,		ended December 31,
	2013	2012	2013	2012

Macadamia nut sales	$5,111	$8,993	$9,916	$18,043
Contract farming revenue	634	502	1,865	1,973
Branded product sales	1,167	91	2,072	91
Total revenues	6,912	9,586	13,853	20,107
Cost of goods and services sold
Cost of macadamia nut sales	4,903	7,659	9,517	14,586
Cost of contract farming services	587	465	1,743	1,841
Cost of branded product sales	971	84	1,942	84
Total cost of goods and services sold	6,461	8,208	13,202	16,511
Gross income	451	1,378	651	3,596
Selling, general and administrative expenses	919	1,179	3,831	3,550
Operating income (loss)	(468)	199	(3,180)	46
Interest expense	(182)	(176)	(636)	(664)
Interest and other income	—	35	191	245
Income (loss) before income taxes	(650)	58	(3,625)	(373)
Income tax expense	(24)	(48)	(45)	(126)
Net income (loss)	(674)	10	(3,670)	(499)

Other comprehensive income (loss), net of tax
Amortization of prior service cost	2	1	7	7
Amortization of actuarial loss	379	(55)	395	(43)
Defined benefit pension plan	381	(54)	402	(36)
Other comprehensive income (loss), net of tax	381	(54)	402	(36)
Comprehensive loss	$(293)	$(44)	$(3,268)	$(535)

Net income (loss) per Class A Unit	$(0.09)	$0.00	$(0.49)	$(0.07)

Cash distributions per Class A Unit	$—	$—	$0.02	$—

Class A Units outstanding	7,500	7,500	7,500	7,500